EXHIBIT 11

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FIRST COMMERCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE


                                                      Years Ended
                                                      December 31
                                           -----------------------------------
                                              1993        1992        1991
                                           ----------- ----------- -----------
Primary earnings per share
- -------------------------------------------
Weighted average number of common shares
  outstanding                              25,893,194  23,398,079  21,808,941
Shares from assumed exercise of options,
    net of treasury stock method              239,017     330,461           -
                                           ----------- ----------- -----------
                                           26,132,211  23,728,540  21,808,941
                                           =========== =========== ===========

Net income (in thousands)                     $95,214     $72,475     $34,029
Preferred dividend requirements                 4,348       4,076           -
                                           ----------- ----------- -----------
Income applicable to common shares            $90,866     $68,399     $34,029
                                           =========== =========== ===========

Per common share                                $3.48       $2.88       $1.56
                                           =========== =========== ===========

Fully diluted earnings per share
- -------------------------------------------
Weighted average number of shares
  outstanding, net of shares held
  in treasury                              25,893,194  23,398,079  21,808,941
Shares from assumed exercise of options,
    net of treasury stock method              221,106     370,560           -
Shares from assumed conversion of dilutive
  convertible notes and debentures:
      Preferred stock                       2,794,085   2,626,806           -
      Convertible debentures                3,216,618   3,172,920           -
                                           ----------- ----------- -----------
                                           32,125,003  29,568,365  21,808,941
                                           =========== =========== ===========

Income applicable to common shares            $90,866     $68,399     $34,029
Expenses that would not have been incurred
  if assumed conversions occurred:
      Preferred dividend requirements           4,348       4,076           -
      Interest expense, net of tax              6,962       7,121           -
                                           ----------- ----------- -----------
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions occurred            $102,176     $79,596     $34,029
                                           =========== =========== ===========

Per common share                                $3.18       $2.70       $1.56
                                           =========== =========== ===========

Notes:

1.  On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25% stock dividend.  Share and per share data have been adjusted to reflect this stock split.

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